Exhibit 99.1

For Information, Contact:

Jeff Unger

Vice President of Investor Relations

Casual Male Retail Group, Inc.

561-514-0115

Andrew Bard

Weber Shandwick

212-445-8368

CASUAL MALE RETAIL GROUP INC.

REPORTS RESULTS FOR FOURTH QUARTER AND FISCAL 2006

CANTON, MA, (March 29, 2007) — Casual Male Retail Group, Inc. (NASDAQ/NMS: “CMRG”), retail brand operator of Casual Male XL, Rochester Big & Tall, B&T Factory Direct, LivingXL and Jared M., announced today its operating results for the fourth quarter and fiscal year ended February 3, 2007 (“fiscal 2006”).

For the fourth quarter (14 weeks) of fiscal 2006, net income was $38.7 million, or $0.83 per diluted share, compared to net income of $13.5 million, or $0.33 per diluted share, for the fourth quarter (13 weeks) of fiscal 2005. Results for the fourth quarter of fiscal 2006 include a tax benefit of $29.9 million, primarily related to the reversal of the Company’s valuation allowance for deferred tax assets. Similarly, results for the fourth quarter of fiscal 2005 include a tax benefit of $3.0 million related to a partial reversal of the deferred tax valuation allowance. After excluding the effect of these tax benefits for both periods and assuming a normalized tax rate of 39.5% for fiscal 2005, earnings per diluted share for the fourth quarter of fiscal 2006 was $0.20 versus $0.17 per diluted share for the fourth quarter of fiscal 2005.

For fiscal 2006, the Company reported net income of $42.6 million, or $0.98 per diluted share, as compared to net income of $10.8 million, or $0.30 per diluted share, in fiscal 2005. After excluding the effect of these tax benefits for both periods and assuming a normalized tax rate of 39.5% for fiscal 2005, earnings per share for the fiscal year 2006 was $0.33 per diluted share compared to $0.14 per diluted share for fiscal year 2005.

David Levin, CEO and President, stated, “The fourth quarter of fiscal 2006 marked our thirteenth consecutive quarter of positive comparable sales after posting a 7.5% comp increase in the fourth quarter of this year against a strong fourth quarter comp increase last year of 7.9%, finishing the year with a comp increase of 9.0%. Further illustrating that the Company’s strategies for growing market share and raising operating margins are working, we generated a 230 basis point improvement in our gross margin rate over fiscal 2005 as a result of our direct sourcing initiatives and continued improvement in overall merchandising and inventory management.”

Dennis Hernreich, Executive Vice President, COO and CFO, added, “Meanwhile, increases in our SG&A expenses, for both the fourth quarter and fiscal year 2006, were directly attributable to our increased sale volumes and profitability, as well as incremental expenses associated with the initial start-up of several new businesses and product extensions as part of our strategy to sustain long term market share growth.”

Investors are invited to listen to a broadcast of the Company’s conference call to discuss its fiscal 2006 earnings results. The conference call will broadcast live today, Thursday, March 29, 2007 at 11:00 a.m. Eastern Time at www.casualmale.com/investor. The call will be archived online within one hour after its completion. Participating in the call will be David Levin, President and Chief Executive Officer, and Dennis Hernreich, Executive Vice President, Chief Operating Officer and Chief Financial Officer.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), our above discussion refers to earnings of $0.20 and $0.17 per diluted share for the fourth quarter of fiscal 2006 and fiscal 2005, respectively, and $0.33 and $0.14 per diluted share for fiscal 2006 and fiscal 2005, respectively. These results exclude the tax benefits of our valuation allowance reversals and assume a normalized tax rate of 39.5% for fiscal 2005. These adjustments are non-GAAP measures. The Company believes that the inclusion of this non-GAAP measure helps investors to gain a better understanding of the Company’s performance, especially when comparing such results to previous periods or forecasts. However, these non-GAAP financial measures included in this press release are not meant to be considered superior to or as a substitute for results of operations prepared in accordance with GAAP. The following table shows the reconciliation of net income, on a GAAP basis, for the fourth quarter and fiscal year of 2006 and 2005 to the non-GAAP measures referred to above.

	For the three months ended:				For the fiscal year ended:
	2/3/2007		1/28/2006		2/3/2007		1/28/2006
(in millions, except for earnings per share (EPS) amounts)	Diluted EPS(3)		Diluted EPS(3)		Diluted EPS(3)		Diluted EPS

Net income as reported	$38.7	$0.83	$13.5	$0.33	$42.6	$0.98	$10.8	$0.30
-Deduct net income tax benefit, primarily related to the valuation allowance reversals(1)	(29.9)	(0.63)	(2.7)	(0.06)	(29.9)	(0.65)	(2.7)	(0.07)
-Adjust for a normalized tax rate of 39.5% for fiscal 2005	—	—	(4.3)	(0.10)	—	—	(3.2)	(0.09)

Adjusted net income	$8.8	$0.20	$6.5	$0.17	$12.7	$0.33	$4.9	$0.14

Weighted average shares outstanding –diluted(2)	47.5		45.1		46.5		35.9

(1)	The net income tax benefits, as reported, for the fourth quarter and fiscal year 2006 include a valuation allowance reversal of $30.5 million offset by $0.6 million of one-time provision charges related to deferred tax assets and includes for the fourth quarter and fiscal year 2005 an income tax benefit of $3.0 million for the reversal of the valuation allowance.
(2)	The diluted weighted average shares outstanding for fiscal year 2005 exclude the effect of the Company’s convertible notes, which were anti-dilutive to earnings for that period, using the if-converted method.
(3)	The calculation of earnings per share, on a dilutive basis, include the add-back of the related interest costs, on an after tax basis, where applicable, associated with the convertible notes of $0.6 million and $2.8 million for the fourth quarter and fiscal year 2006, respectively, and $1.3 million for the fourth quarter of fiscal 2005.

Casual Male Retail Group, Inc., the largest retailer of big and tall men’s apparel with retail operations throughout the United States, Canada and London, England, operates 475 Casual Male XL retail and outlet stores, 25 Rochester Big & Tall stores, 12 Casual Male at Sears-Canada stores, and direct to consumer businesses which includes several catalogs and e-commerce sites. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol “CMRG.”

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company. The Company does not report on its progress during a quarter until after the quarter has been completed and its results have been appropriately disclosed.

[tables to follow]

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the twelve months ended
	February 3, 2007	January 28, 2006	February 3, 2007	January 28, 2006
Sales	$145,995	$129,695	$467,512	$421,383
Cost of goods sold including occupancy	76,109	70,012	254,938	239,203

Gross profit	69,886	59,683	212,574	182,180
Expenses:
Selling, general and administrative	49,221	41,948	170,896	151,890
Provision for employment contract termination	—	—	1,200	—
Depreciation and amortization	4,770	3,631	15,084	12,737

Total expenses	53,991	45,579	187,180	164,627

Operating income	15,895	14,104	25,394	17,553

Other income (expense), net	—	(969)	1,112	(969)
Interest expense, net	(1,374)	(2,408)	(5,466)	(8,553)

Income before income taxes	14,521	10,727	21,040	8,031

Benefit for income taxes	24,167	2,729	21,592	2,729

Net income	$38,688	$13,456	$42,632	$10,760

Net income per share—basic	$1.05	$0.39	$1.21	$0.31
Net income per share—diluted	$0.83	$0.33	$0.98	$0.30
Weighted-average number of common shares outstanding:
Basic	36,977	34,360	35,276	34,306
Diluted	47,465	45,106	46,457	35,860

CASUAL MALE RETAIL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

February 3, 2007 and January 28, 2006

(In thousands)

	February 3, 2007	January 28, 2006
ASSETS

Cash and investments	$5,325	$5,568
Assets held for sale (land and building)	—	26,629
Inventories	114,535	91,546
Other current assets	14,966	8,216
Deferred taxes	27,556	3,071
Property and equipment, net	59,063	51,273
Goodwill and other intangibles	96,170	89,618
Other assets	2,096	7,910

Total assets	$319,711	$283,831

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable, accrued expenses and other liabilities	$66,018	$61,850
Deferred gain on sale-leaseback	27,843	—
Notes payable	8,529	37,387
Long-term debt, net of current portion	—	95,437
Stockholders' equity	217,321	89,157

Total liabilities and stockholders' equity	$319,711	$283,831

###